Exhibit 99.1

                 VaxGen to Complete Phase III Trial in Thailand

BRISBANE, Calif., July 3 -- VaxGen Inc. issued the following statement today in response to several newspaper articles this week that inaccurately stated that the company was planning to withdraw from its Phase III trial in Thailand.

"VaxGen has every intention of completing its Phase III trial in Thailand, including the final analysis, and announcing the preliminary results, as planned, in the fourth quarter of 2003. The clinical portion of the trial has already been completed."

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing and progress of completion of VaxGen's Phase III trial in Thailand; these statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2003, under the heading "Risk Factors," and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.